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Addendum to Zechariah 4, LLC Letter of Intent

Dated: December 11, 2006

This Addendum will serve as a mutually agreed upon extension of the original Letter of Intent dated June 30, 2006 and revised on August 31, 2006.

It is the intention of both parties to extend the expiration date of the original Letter of Intent, described in Section 13 of the original document as October 1, 2006. The new expiration date will now be February 1, 2007.

By affixing their signatures as of the dates indicated below, both parties agree to the new expiration date provided in this Addendum.

TotalMed Systems, Inc.        Zachariah 4, LLC

Signature /s/James A. Sterling          Signatures: /s/ Mark Jennings /s/Sonya Jennings

Name James A. Sterling                Names:

Title COO                                Titles

Date December 11, 2006                Date December 15, 2006